UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2020

IT TECH PACKAGING, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-34577	20-4158835
(Commission File Number)	(IRS Employer Identification No.)

Science Park, Juli Road Xushui District, Baoding City Hebei Province, People’s Republic of China	072550
(Address of principal executive offices)	(Zip Code)

(86) 312-8698215

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ITP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On April 29, 2020, IT Tech Packaging, Inc. (the “Company”) and certain institutional investors entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to such investors an aggregate of 4,400,000 shares of common stock, par value $0.001 (the “Common Stock”) in a registered direct offering and warrants (the “Warrants”) to purchase up to 4,400,000 shares of the Common Stock in a concurrent private placement, for gross proceeds of approximately $2.55 million (the “Financing”). The purchase price for each share of Common Stock and the corresponding warrant is $0.58.

The Warrants will be exercisable commencing on November 4, 2020, six months after the date of issuance, at an exercise price of $0.7425 and will expire on November 4, 2025, five years and six months after the date of issuance. In the event of a stock split, stock dividend, combination, subsequent right offering or reclassification of the outstanding shares of Common Stock, the exercise price and the number of shares issuable upon exercise of the warrants shall be proportionately adjusted.

The Company agreed not to enter into any subsequent issuance of Common Stock from April 29, 2020 until thirty (30) days after the closing of the Financing. The Company agreed to file, as soon as practicable (and in any event within 45 calendar days of the closing date), a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the investors of the warrant shares issued and issuable upon exercise of the Warrants. The Company agreed to use commercially reasonable efforts to cause such registration to become effective within 181 days following the closing date and to keep such registration statement effective at all times until no such investor owns any Warrants or warrant shares underlying the Warrants.

Concurrently with the execution of the Purchase Agreement, certain officers and directors and 5% shareholders of the Company entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they have agreed, among other things, not to sell or dispose of any shares of Common Stock which are or will be beneficially owned by them for ninety days following the closing of the Financing.

The Company currently intends to use the net proceeds from the Financing for general corporate and working capital purposes.

The Company entered into a letter agreement dated April 21, 2020 (the “Letter Agreement’) with Maxim Group LLC, as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the sole lead/exclusive placement agent in connection with the Financing.  The Company agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds raised in the Financing. The Company also agreed to reimburse the Placement Agent for certain expenses, including for fees and expenses related to legal expenses limited to $50,000.

A copy of the Letter Agreement, form of the Purchase Agreement, form of the Lock-up Agreement, and form of warrants are attached hereto as Exhibits 10.1, 10.2, 10.3, and 4.1, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Letter Agreement, the Purchase Agreement, the Lock-up Agreement and the warrants are subject to, and qualified in their entirety by, such documents.

On April 30 2020, the Company issued a press release announcing the Financing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On April 29, 2020, the Company entered into the Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K pursuant to which, among other things, it agreed to issue the Warrants to the investors. The offering of the warrants is being made pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. The information contained above in Item 1.01 related to the warrants and the shares underlying the warrants is hereby incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.

5.1	Legal Opinion of Loeb & Loeb, LLP.

10.1	Letter Agreement, dated April 21, 2020 between IT Tech Packaging, Inc. and Maxim Group LLC.

10.2	Form of Securities Purchase Agreement dated April 29, 2020, among IT Tech Packaging, Inc. and certain institutional investors.

10.3	Form of Lock-up Agreement dated April 29, 2020, among IT Tech Packaging, Inc. and certain individuals.

99.1	Press Release dated April 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT TECH PACKAGING, INC.

Date: May 1, 2020	By:	/s/ Zhenyong Liu
		Name:	Zhenyong Liu
		Title:	Chief Executive Officer

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